Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form F-3) and related Prospectus of VectivBio Holding AG for the registration of ordinary shares and to the incorporation by reference therein of our report dated April 6, 2022, with respect to the consolidated and carve-out financial statements of VectivBio Holding AG included in its Annual Report (Form 20-F) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young AG

Basel, Switzerland

November 10, 2022